Exhibit 99.1

Synergy Pharmaceuticals to Present at the 28th Annual ROTH Conference

NEW YORK, N.Y., March 8, 2016 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced the company is scheduled to present a corporate update at the 28th Annual ROTH Conference on Monday, March 14, 2016 at 10:30 a.m. Pacific Time (1:30 p.m. Eastern Time) at the Ritz Carlton in Laguna Niguel, California.

A live webcast of the presentation will be accessible through the Investor Relations section of the company’s website at www.synergypharma.com. A replay of the webcast will be available on Synergy’s website for 60 days following the conference.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel GI therapies. Our proprietary GI platform is based on uroguanylin and includes two lead product candidates — plecanatide and dolcanatide. Plecanatide is our first uroguanylin analog currently being evaluated for use as a once-daily tablet for two functional GI disorders, chronic idiopathic constipation and irritable bowel syndrome with constipation. Plecanatide is a 16-amino acid peptide that is structurally identical to uroguanylin with the exception of a single amino acid change. Plecanatide is designed to mimic the function of uroguanylin by working locally in the upper GI tract to stimulate digestive fluid movement and support regular bowel function. Dolcanatide is our second uroguanylin analog currently being explored for inflammatory bowel disease. Dolcanatide is designed to be an analog of uroguanylin with enhanced resistance to standard digestive breakdown by proteases in the intestine. For more information, please visit www.synergypharma.com.

Company Contact:

Gem Gokmen Hopkins

V.P., Investor Relations and Corporate Communications

212-584-7610

ggokmen@synergypharma.com